Exhibit 99

Contact:

Susan M. Kenney

direct phone:  803.748.2374

Vice President, Marketing and Sales

fax:  803.748.8420

email: susan.kenney@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. ANNOUNCES

REDEMPTION OF OWNERSHIP IN

QUALSURE HOLDING CORPORATION AND

SETTLEMENT OF LITIGATION

Columbia, South Carolina, 09 October 2002 — The Seibels Bruce Group, Inc. (OTC Bulletin Board:  SBIG) today announced that its ownership interest in QualSure Holding Corporation (QualSure), a privately-held holding company based in Sarasota, Florida, has been redeemed by QualSure.

Under the terms of the agreement, three of the Company’s wholly-owned subsidiaries, South Carolina Insurance Company (SCIC), Catawba Insurance Company (CIC) and Consolidated American Insurance Company (CAIC), redeemed their holdings for $4.8 million.  In addition, Seibels Bruce’s subsidiary company, Insurance Network Services, Inc., will continue to provide claim administration services to QualSure under an exclusive contract at a reduced rate.  Seibels Bruce expects that anticipated increases in volume will more than offset the reduced rate.

Additionally, the litigation that was initiated in the United States District Court for the Middle District of Florida, Tampa Division in November 2001 by QualSure against the SCIC, CIC and CAIC as well as the resulting litigation by SCIC, CIC and CAIC against QualSure will be dismissed with prejudice.

The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial and nonstandard automobile insurance. In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through Insurance Network Services, Inc; flood zone determination and related services through America’s Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company. Additional information about Seibels Bruce can be found online at www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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